UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 10, 2018

LIVE OAK BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

North Carolina	001-37497	26-4596286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1741 Tiburon Drive, Wilmington, NC		28403
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (910) 790-5867

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 10, 2018, the Subcommittee of the Compensation Committee of the Board of Directors of Live Oak Bancshares, Inc. (the “Company”) approved performance restricted stock unit (“RSU”) awards to certain executive officers of the Company, including to S. Brett Caines, the Company’s Chief Financial Officer, and Gregory W. Seward, the Company's General Counsel, under the Company’s 2015 Omnibus Stock Incentive Plan (the “Plan”).
Under the terms of the awards, Mr. Caines is entitled to receive 50,000 shares of the Company’s voting common stock and Mr. Seward is entitled to receive 40,000 shares of the Company’s voting common stock, in each case upon vesting of the RSUs. In order for all of the RSUs to vest, the Company’s voting common stock must attain a closing price equal to or greater than $55.00 per share for at least twenty (20) consecutive trading days at any time prior to August 10, 2025. Each grantee has the opportunity to earn up to 10% of the RSUs at various stock price conditions, with the remaining 90% of the RSUs vesting once the $55.00 stock price condition is achieved. In the event of a Corporate Transaction (as such term is defined in the Plan) or the termination of employment due to death or Disability (as such term is defined in the Plan), in each case prior to August 10, 2025, a portion of the RSUs is eligible for vesting if the applicable modified stock price is achieved.
The foregoing description of the RSU awards does not purport to be complete and is qualified in its entirety by reference to the form of RSU award agreement, a copy of which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Form of Performance RSU Award Agreement with Stock Price Condition

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVE OAK BANCSHARES, INC.
	By:	/s/ S. Brett Caines
S. Brett Caines
Chief Financial Officer

Dated: August 14, 2018